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                                                                    EXHIBIT 10.1


[Jalate letterhead]

April 9, 1998

Andrew Cohen
President
CHORUS LINE CORPORATION
4505 Bandini Boulevard
Los Angeles, California 90040

Dear Andy:

     This letter of intent sets forth the basic terms and conditions relating to the proposed combination of JALATE LTD. ("JL") and CHORUS LINE CORPORATION ("CLC") pursuant to a statutory merger or other mutually acceptable transaction (the "Merger") which would result in common ownership of CLC and JL. Subject to Consideration of other forms of transactions which may be mutually acceptable, the parties currently intend that the Merger would qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

1.  Post Closing Ownership

Immediately following the effective time of the Merger, holders of CLC Common Stock immediately prior to the Merger will in the aggregate hold 80% of the shares of the Common Stock of the surviving corporation outstanding immediately following the effective time of the Merger (on a fully diluted basis assuming (but not requiring) the exercise of cancellation of all outstanding options and warrants of JL and CLC).

2.  Corporate Name

Upon the effective time of the Merger, the name of the surviving corporation shall be "Chorus Line Corporation" or another name acceptable to CLC shareholders.

3.  Board Representation

The post-closing Board of Directors of the surviving corporation will consist of five directors (plus such additional directors satisfactory to CLC as may be required by any stock exchange), four of whom shall be nominated by the current CLC directors and one of whom shall be nominated by the current JL directors. Management of the surviving corporation shall use its reasonable efforts to cause the nominee of the JL directors and the nominees of the CLC directors to be elected to the Board of Directors for the period through the third anniversary of the effective time of the Merger.



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4.  Shareholder Agreements

Concurrently with the execution of the definitive merger agreement (the "Merger Agreement"), Vint Bacon, Larry Brahim, William DeArman, John Drury, Don Sanders, Katherine Sanders, Levine Leichtman Capital Partners, L.P., ING Capital Corporation, Jay Balaban, Andy Cohen and any of their respective affiliates will enter into mutually agreeable shareholder agreements which will include, but not be limited to, provisions relating to prohibitions on their sale of stock for mutually agreeable periods of time and agreements relating to voting for directors of the surviving corporation in accordance with paragraph 3 above.

5.  Operating Plan

Within 90 days after the date of this letter of intent, JL and CLC will develop a mutually agreeable operation plan for the surviving corporation which will include, but not be limited to (i) expenses, that will be eliminated by amount and implementation date, (ii) necessary factoring relationship, (iii) manufacturing facility usage, (iv) monthly income statement, balance sheet and liquidity position for April 1998 through December 1999.

6.  Merger Agreement

The Merger Agreement would contain representations, warranties and other provisions customary in transactions of this type. All representations, warranties, covenants and indemnities would terminate on the effective date of the Merger.

7.  Securities Law Matters

The Common Stock to be issued in the merger would be registered on a Form S-4 registration statement and listed on an exchange mutually acceptable to the parties.

8.  Conditions

Consummation of the Merger would be subject to the satisfaction of the following conditions, among others:

(a) the negotiation and execution of a definitive merger agreement, containing representations, warranties, covenants, conditions and indemnification provisions customary for transactions of this nature and which are satisfactory in form and substance to both parties;

(b) the obtaining of all required governmental and regulatory consents or approvals with respect to the Merger (including without limitation the Hart-Scott-Rodino Act);

(c) approval of the definitive Merger Agreement by the Boards of Directors and stockholders of both JL and CLC:



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(d) no material adverse change in the business, financial condition, results of operations or properties of either party after the execution of a definitive agreement; and

(e) JL shall have repaid in full all indebtedness (except for unsecured trade payables and except for factor indebtedness secured by receivables), and all liens on assets securing such indebtedness shall have been released.

9.  Closing

The parties intend to work diligently and in good faith toward the negotiation and execution of a definitive merger agreement. Execution of any definitive agreement would be subject, among other things, to the satisfactory completion of legal, accounting and business due diligence by no later than 90 days from the date hereof by both JL and CLC in their sole discretion. Following execution of a definitive agreement, if any, the parties would work toward consummation of the transactions by September 30, 1998, but in no event later than October 31, 1998.

10.  Conduct of Due Diligence

Each party will provide the other reasonable access to its premises and its books and records and shall cause its officers, financial advisors and auditors to furnish to the other party and its representatives such financial information, operation data and other information as such other party may reasonable [sic] request.

11.  Confidentiality, Etc.

Neither party shall (i) disclose to any person other than its own representatives any non-public information it acquires by reason of its negotiations of the terms of the Merger or its due diligence investigations or
(ii) until at least one year shall have passed after any termination of this letter of intent, solicit for employment by it any of the employees of the other party. The parties shall continue to be bound by the terms of any confidentiality agreement entered into prior to the date of this letter of intent.

12.  Publicity

CLC recognizes that, since JL is a public company, JL may be obligated to issue a press release relating to the terms of this letter of intent. Any such press release shall be reasonably satisfactory to CLC, and JL and CLC shall cooperate in conjunction with issuing any such press release and any other public disclosure of the matters contemplated hereby.

13.  Expense

Each party will be responsible for its own expenses in connection with all matters relating to the transaction, except as may otherwise be agreed to by the parties in writing. If for any reason this proposed transaction shall not be consummated, neither party will be responsible for any of the other's expenses except as may be provided in the definitive Merger Agreement. Each party will



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indemnify, defend and hold harmless the other against the claims of any broker or finders claiming by, through or under the indemnifying party.

14.  Notice of Certain Events

Each party shall provide the other with prompt notice if it (i) solicits or entertains inquiries or proposals, or enters into negotiations with any other person, with respect to the sale of its assets (other than sales of inventory in the ordinary course of business) or a merger, consolidation or other acquisition or business combination involving it, or (ii) makes any material changes in its capital structure, incurs new material indebtedness (other than borrowings related to existing credit or factor arrangements) or makes any material changes in its business plans.

15.  Binding Nature

Except for matters set forth in paragraphs 11 (Confidentiality, Etc.), 12 (Publicity), 13 (Expenses), 14 (Notice of Certain Events) and this paragraph 15 (Binding Nature), this letter does not create and will not be deemed to be a binding, legal obligation among the parties for any reason but merely represents the present good faith intention of the parties. Except as set forth in the preceding sentence, there shall be no binding agreement between the parties hereto unless and until a definitive Merger Agreement is executed and delivered by the parties hereto. This letter agreement shall be governed by California law.

16.  Termination

Either party may terminate negotiations at any time prior to the execution of the Merger Agreement without liability to the other party whatsoever, subject to the parties' obligations under Sections 11 and 13, which shall survive any termination of this letter of intent. The parties also agree that if the Merger Agreement has not been executed by both parties by July 31, 1998, this letter of intent will automatically be terminated and be of no further force or effect, subject only to the parties' obligations under Sections 11 and 13.

17.  Counterparts

This letter of intent may be executed in counterparts.

        Your signature below shall confirm your agreement with the foregoing letter of intent.

                                        Very truly yours,

                                        JALATE LTD.

                                        By: /s/ VINTON BACON
                                            ------------------------------------
                                            Name:   Vinton Bacon
                                            Title: President and CEO


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Agree to and Accepted this

13th day of April, 1998.

CHORUS LINE CORPORATION

By: /s/ ANDREW COHEN
   --------------------------------
Name:   Andrew Cohen
Title:  President and CEO




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